UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.)
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XERIS BIOPHARMA HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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XERIS BIOPHARMA HOLDINGS, INC.
180 N. LaSalle Street, Suite 1600
Chicago, Illinois 60601
SUPPLEMENT TO PROXY STATEMENT DATED APRIL 28, 2022
FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS
To be held on
June 8, 2022
Explanatory Note:
The sole purpose of this supplement (this “Supplement”) to the definitive Proxy Statement of Xeris Biopharma Holdings, Inc. (the “Company”) filed with the Securities and Exchange Commission on April 28, 2022 (the “Proxy Statement”) is to correct the information listed in the section under the caption “Board Committees – Nominating and Corporate Governance Committee” on page 16 of the as-filed version of the Proxy Statement. The section under the caption lists the members of nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”) of the Company’s board of directors. Due to an error that occurred in the course of preparing the Proxy Statement to be filed on EDGAR, the information included in the Proxy Statement incorrectly omits BJ Bormann as a member of the Nominating and Corporate Governance Committee. Dr. Bormann has served on the Nominating and Corporate Governance Committee since October 2021 and previously served on the nominating and corporate governance committee of Xeris Pharmaceuticals, Inc. The corrected section is set forth below in quotes and replaces the section under the caption “Board Committees – Nominating and Corporate Governance Committee” in the Proxy Statement in its entirety.

“Nominating and Corporate Governance Committee
BJ Bormann, Dawn Halkuff, John Johnson, Marla Persky and Jeffrey Sherman serve on the nominating and corporate governance committee, which is chaired by Ms. Persky. Dr. Bormann, Ms. Halkuff, Ms. Persky and Dr. Sherman joined the nominating and corporate governance committee in October 2021 and previously served on the nominating and corporate governance committee of Xeris Pharmaceuticals, Inc. Mr. Johnson joined the nominating and corporate governance committee in October 2021 in connection with the Strongbridge acquisition. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable Nasdaq rules. The nominating and corporate governance committee was established following the Strongbridge acquisition in October 2021. During 2021 after the Strongbridge acquisition, the nominating and corporate governance committee has met one time. The nominating and corporate governance committee’s responsibilities include:
•developing and recommending to the board of directors criteria for board and committee membership;
•establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;
•identifying individuals qualified to become members of the board of directors;
•recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;
•developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines;
•overseeing the evaluation of our board of directors and management; and
•evaluating the Company's environmental, social, and governance ("ESG") efforts and initiatives.
The nominating and corporate governance committee considers candidates for board of directors membership suggested by its members and the chief executive officer. Additionally, in selecting nominees for directors, the nominating and corporate governance committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by our board of directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this proxy statement under the heading “Stockholder Proposals.” The nominating and corporate governance committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our bylaws relating to stockholder nominations as described later in this proxy statement under the heading “Stockholder Proposals.”
Identifying and Evaluating Director Nominees. Our board of directors is responsible for filling vacancies on our board of directors and for nominating candidates for election by our stockholders each year in the class of directors whose term expires at the relevant annual meeting. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.
Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval to fill a vacancy or as director nominees for election to the board of directors by our stockholders each year in the class of directors whose term expires at the relevant annual meeting.”
There are no changes to the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement, or the proxy card you previously received. Except as amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. This Supplement should be read in conjunction with the Proxy Statement.
Important Information:
This Supplement, the Proxy Statement, and the Company’s Annual Report on Form 10-K for the 2021 fiscal year are available at http://www.proxydocs.com/XERS.
If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 4 of the as-filed version of the Proxy Statement for further information on how to do so.